------------------------
         FORM 4                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
------------------------                                  Washington, D.C. 20549

                                     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                                       Section 17(a) of the Public Utility
                               Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Response)
------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person*  2. Issue Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                          to Issuer (Check all applicable)
                                                                                             X  Director         X  10% Owner
                                                                                           -----               -----
Krinsky, Lisa                             SFBC International, Inc. (SFCC)                    X  Officer (give  _____Other
                                                                                          ------title below)        (specify below)

--------------------------------------------------------------------------------------

 (Last)       (First)           (Middle)  3. IRS or Social     4. Statement for                  President and Secretary
                                          Security Number      Month/Year                        -----------------------
                                          of Reporting         7/2002
                                          Person (Voluntary)
11190 Biscayne Boulevard
-----------------------------------------                     ---------------------------------------------------------------------
                                                               5. If Amendment, Date
              (Street)                                         of Original             7. Individual or Joint/Group Filing (Check
                                                               (Month/Year)               Applicable Line)
                                                                      N/A                  X Form filed by One Reporting Person
                                                                                          ---
                                                                                          __Form filed by More than One Reporting
Miami, Florida 33181                                                                        Person
------------------------------------------------------------------------------------------------------------------------------------
 (City)       (State)              (Zip)        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------

1.Title of Security                       2. Transaction  3. Transaction  4. Securities    5. Amount of  6. Ownership  7. Nature of
(Instr. 3)                                Date            Code            Acquired (A)     Securities    Form; Direct  Indirect
                                          (Month/         (Instr. 8)      or Disposed of   Beneficially  (D) or        Beneficial
                                          Day/Year)                       (D) (Instr. 3,   Owned at      Indirect (I)  Ownership
                                                                          4 and 5)         End of Month  (Instr. 4)    (Instr. 4)
                                                                                           (Instr. 3
                                                                                           and 4)
                                                         ----------------------------------

                                                                                (A) or
                                                          Code    V      Amount (D)  Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                              7/19/02         P               5,000  A  $ 8.94  922,489      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v)

                                                                          (Over)
                                                                 SEC 1474 (7-96)

FORM 4 (continued)        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative    2. Conversion or  3. Transaction   4. Transaction  5. Number of     6. Date            7. Title and Amount
   Security                  Exercise          Date             Code            Derivative       Exercisable        of Underlying
   (Inst. 3)                 Price of                           (Instr. 8)      Securities       and Expiration     Securities
                             Derivative        (Month/                          Acquired (A)     Date               (Instr. 3 and 4)
                             Security          Day/                             or Disposed      (Month/Day/
                                               Year)                            of (D)           Year)
                                                                                (Instr. 3, 4,
                                                                                and 5)



                                                                                              --------------------------------------

                                                                                                  Date     Expira-        Amount or
                                                                                                  Exer-    tion           Number of
                                                                                                  cisable  Date    Title   Shares
                                                             ---------------------------------
                                                             Code     V         (A)  (D)
-----------------------------------------------------------------------------------------------------------------------------------

Employee Stock Option/(1)/   $19.13          4/26/02          A              60,000               Immed.   4/26/12 Common   60,000
(Right to Buy)                                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock Option/(2)/                                                                        Now      3/26/11 Common   50,000
(Right to Buy)                                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock Option                                                                             Now      8/3/09  Common  100,000
(Right to Buy)                                                                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  8. Price          9. Number           10. Ownership       11. Nature
     of                of Derivative        Form of             of Indirect
     Derivative        Securities           Derivative          Beneficial
     Security          Beneficially         Security,           Ownership
     (Instr. 5)        Owned at End         Direct (D) or       (Instr. 4)
                       of Month             Indirect (I)
                       (Instr. 4)           (Instr. 4)
--------------------------------------------------------------------------------
    $19.13             60,000             D

--------------------------------------------------------------------------------

    $25.80             50,000             D

--------------------------------------------------------------------------------

    $ 6.60            100,000             D

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Explanation of Responses: /(1)/ The options were granted by the board of directors on April 26, 2002. The options vest in six equal installments on each June 30 and December 31, subject to continued employment, beginning June 30, 2002.

/(2)/ The options were granted by the board of directors on March 26, 2001. The options vest in six equal installments on each June 30 and December 31, subject to continued employment, beginning June 30, 2001.

                               /s/ Lisa Krinsky, M.D.             7/23/02
                               ---------------------------------  -------
                               **Signature of Reporting Person    Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.